Exhibit 99.1

Park City Group to Transfer Listing to New York Stock Exchange,

Trading Ticker: TRAK

New Ticker Symbol and Exchange Represents First Step in Corporate Rebranding

Salt Lake City, UT – October 18, 2023 – Park City Group, Inc. (NASDAQ: PCYG), parent company of ReposiTrak, the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, announced that it will transition from the National Association of Securities Dealers Automated Quotations (NASDAQ) to the New York Stock Exchange (NYSE) effective on or about November 2, 2023. As the first step in a planned rebranding to the corporate name “ReposiTrak”, the Company will transition its ticker symbol to “TRAK” going forward.

“The New York Stock Exchange is home to some of the most-established companies in the world, including many of our customers,” commented Randall K. Fields, Chairman and CEO of Park City Group. “We believe that based on our strong balance sheet and solid financial foundation, the time is right for us to join these customers on ‘The Big Board’.”

Until the planned rebranding is complete, the legal name of the company will continue to be Park City Group, Inc, doing business as (“dba”) ReposiTrak. The company will refer to itself as ReposiTrak immediately and its common stock is expected to commence trading at the opening of trading on or about Thursday, November 2, 2023 under the new ticker symbol. Trading on the NASDAQ will cease concurrent with the NYSE listing.

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com